Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2008, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Dynamics Research Corporation on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Dynamics Research Corporation on Forms S-8 (File No. 333-109973, effective October 24, 2003, File No. 333-59706, effective April 27, 2001, File No. 333-47838, effective October 12, 2000, File No. 333-02805, effective April 24, 1996 and File No. 333-68548, effective September 9, 1993).

/s/ Grant Thornton LLP

Boston, Massachusetts
March 13, 2008